Exhibit 99.1

CONTACT:

Rob Jorgenson

S&T Bank

rob.jorgenson@stbank.net

724.465.5448

FOR IMMEDIATE RELEASE

S&T BANCORP, INC. AND INTEGRITY BANCSHARES, INC. ANNOUNCE

COMPLETION OF MERGER

S&T Bancorp, Inc. Appoints Three New Members to its Board of Directors and Appoints Two New Executive Officers

INDIANA, Pa. – March 4, 2015 – S&T Bancorp, Inc. (NASDAQ: STBA) announced the closing of its acquisition of Integrity Bancshares, Inc. (OTCQB: ITBC). With the closing of the merger, S&T Bancorp, Inc. (S&T) has appointed three new members to its board of directors and has appointed two new executive officers to the S&T team, both of whom will transition from their positions at Integrity Bancshares, Inc. The merger between S&T Bancorp, Inc. and Integrity Bancshares, Inc. was completed as of 5 p.m. on March 4, 2015.

Effective as of the closing today, Integrity Bank became a wholly-owned subsidiary of S&T expanding S&T’s geographic footprint eastward across Pennsylvania to include Cumberland, Dauphin, Lancaster and York counties. Integrity Bank will be merged into S&T Bank as soon as practicable. S&T anticipates the bank merger as well as the information technology and data processing systems conversion to be completed in the second quarter of 2015. After the bank merger, S&T Bank intends to operate bank branches in the markets currently served by Integrity Bank using the name “Integrity Bank – A division of S&T Bank.”

“We are pleased to announce the closing of our merger, and welcome Integrity’s customers and employees to the S&T family,” said Todd Brice, President and CEO of S&T. “This milestone strengthens S&T and allows us to expand into south-central Pennsylvania where we will continue to build upon the great foundation that Integrity has developed in this region.”

S&T Bancorp, Inc. welcomes the following new members to its Board of Directors who previously served on the Integrity Bancshares, Inc. board:

•	James T. Gibson, previous Chairman, President and Chief Executive Officer of Integrity Bancshares and Integrity Bank since its inception in June 2003. Prior to his time with Integrity, he served as Chief Executive Officer of Commerce Bank/Harrisburg. Mr. Gibson has over 37 years of banking experience.

•	Jerry Hostetter, a current partner at Prestige Investment Group since its founding in 2012. He was previously the Vice President of Fund Development and Legislative Affairs of Ephrata Community Hospital from 2008 through 2011. Mr. Hostetter has served on the board of Integrity since 2011.

•	Steven Weingarten, currently an attorney at McNees Wallace & Nurick LLC since 1989, and a member since 1993. He has served on the board of Integrity since 2003.

In addition, S&T will appoint two new executive officers who will transition from their previous positions at Integrity Bancshares, Inc.:

•	Thomas J. Sposito, II, will serve as Senior Executive Vice President and Market Executive of S&T. He currently serves as Chief Operating Officer of Integrity Bank and held the previous titles of Chief Revenue Officer and Executive Vice President. Mr. Sposito has over 29 years of banking experience.

•	William K. Poole, will serve as Executive Vice President and Business Development Officer of S&T. Mr. Poole currently serves as an Executive Vice President of Integrity Bank, primarily responsible for business development in the Lancaster County market area. Prior to joining Integrity, Mr. Poole was a founder and served as President and Chief Executive Officer of HomeTowne Heritage Bank. He continued to serve as President and Chief Executive Officer of the HomeTowne Heritage Bank Division of National Penn Bank until 2013.

About S&T Bancorp, Inc.

Headquartered in Indiana, Pa., S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Centre, Clarion, Clearfield, Cumberland, Dauphin, Indiana, Jefferson, Lancaster, Washington, Westmoreland and York counties, as well as loan production offices in northeast and central Ohio. With assets of $5.8 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected returns and other benefits of the proposed merger to shareholders and the expected closing of the bank merger. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurances that: the proposed merger will close when expected or the expected returns and other benefits of the proposed merger to shareholders will be achieved. Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that after the completion of the merger transaction, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; reputational risks and the reaction of the parties’ customers to the merger transaction; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in S&T Bancorp’s Form 10-K for the fiscal year ended December 31, 2014 and other documents subsequently filed by S&T Bancorp with the SEC. Consequently, no forward-looking statement can be guaranteed. S&T Bancorp does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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